MANAGEMENT CHANGE IN CONTROL AGREEMENT

                MANAGEMENT CHANGE IN CONTROL AGREEMENT entered into this 9th day of March, 2005, by and among Concord Communications, Inc., a Massachusetts corporation (“Concord”), and the undersigned employee of Concord, Michael Fabiaschi (the “Employee”).

WITNESSETH:

                WHEREAS, Concord and the Employee desire to set forth certain terms and conditions relating to benefits to be afforded to Employee upon the occurrence of a Change in Control (as hereinafter defined) of Concord;

                NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                1              Initial Severance Eligibility.  If Employee’s employment is terminated without “Cause” (as defined in Section 3(a) below) in the 12 months following the closing of the business combination between Concord and Aprisma Management Technologies, Inc. (“Aprisma”) (such period being the “Initial Period”), the Employee shall (i) receive severance in an amount equal to six months’ salary at the Employee’s then-current base salary rate paid in regular payroll installments over a six month period (or in a single installment at the discretion of Concord); (ii) receive a bonus payment equal to the prorated portion of Employee’s accrued 2005 bonus as of the closing date of the business combination between Concord and Aprisma; and (iii) receive a discretionary bonus equal to the prorated portion of Employee’s accrued 2005 discretionary bonus as of the closing date of the business combination between Concord and Aprisma, provided that Aprisma has met its revenue and EBITDA targets as of the close of the preceding quarter, as described in Aprisma’s discretionary bonus plan.  Employee will be required to sign Concord’s general release and severance agreement to receive these payments.  Employee will not be entitled to any other amounts or benefits, except as explicitly set forth herein.

For purposes of clarity, the bonus payment described in clause (ii) in the preceding paragraph will be prorated to reflect the number of days of the fiscal year that have passed as of the closing of the business combination between Concord and Aprisma.

For purposes of this Section 1 alone, a termination without Cause shall occur: (1) in the event that during the Initial Period, Concord requires the Employee to perform substantially all of his job duties from a location more than 50 miles from Portsmouth, New Hampshire or (2) if the Employee does not receive an offer of employment by Concord that is comparable in the aggregate to Employee’s existing employment with Aprisma.

                2.             Severance and Equity Acceleration Upon a Change in Control.  (a) After the Initial Period and before the conclusion of the Term (as hereinafter defined), if within six (6) months of a Change in Control of Concord, Concord (or any successor corporation) terminates (each, a “Termination Event”) the Employee’s employment without Cause (as hereinafter defined) or the Employee voluntarily terminates his/her employment for Good Reason (as hereinafter defined) and subject to the Employee’s execution of a release of claims in a form and scope acceptable to Concord, the Employee shall receive a single severance payment in cash in an amount equal to six months’ base annual salary (at the rate being paid to him/her immediately prior to such termination) (the “Severance Benefit”).  The Employee shall not be entitled to continue to receive (i) any other salary or bonus in the event of a termination for any reason or (ii) any other employee benefits (other than those specified in the following sentence) in the event of a termination for any reason.  Notwithstanding the foregoing, Concord shall continue to pay Concord’s share of the Employee’s health insurance in accordance with Concord’s general policies for a period of six months following any Termination Event.

                (b)           “Good Reason” means the occurrence of one or more of the following events during the Term and following a Change in Control:

(i)                Without the Employee’s express written consent, Concord shall reduce the Employee’s duties and responsibilities from those assigned to the Employee immediately prior to the Change in Control; or

(ii)               Without the Employee’s express written consent, Concord shall require the Employee to have his/her principal location of work changed to any location which is in excess of 60 miles from the location thereof immediately prior to the Change in Control; or

(iii)              Without the Employee’s express written consent, Concord shall materially reduce the Employee’s benefits under existing benefit plans, unless there is a concurrent reduction uniformly among all persons entitled to such benefits.

                (c)           Effective upon the date immediately following any Change in Control of Concord, the vesting date(s) with respect to each of the Employee’s then outstanding grants of equity compensation made pursuant to one or more of Concord’s equity compensation programs, including, but not limited to, the Restricted Stock Agreement between Employee and Concord of this same date executed concurrently herewith (each an “Equity Grant”) shall be automatically accelerated by twenty-four (24) months.  Notwithstanding the foregoing, if within twenty-four (24) months after a Change in Control there is a Termination Event, all of the Employee’s then outstanding unvested Equity Grants (but only such Equity Grants as have been granted to the Employee by Concord as of the date of the Change in Control or such Equity Grants as have been exchanged by the Employee for new equity compensation grants in any acquiring company at the time of a Change in Control) shall automatically become fully vested as of the date of such Termination Event.

                (d)           For purposes of this Agreement, a “Change in Control” shall have occurred if any of the following events shall occur:

                                                                                                                           (A)          Concord is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of the combined corporation or person immediately after such transaction are held in the aggregate by the holders of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of Concord (“Voting Stock”) immediately prior to such transaction;

                                                                                                                           (B)           Concord sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of the Voting Stock of Concord immediately prior to such sale or transfer;

                                                                                                                           (C)           There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act of 1934 (the “1934 Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the 1934 Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the 1934 Act) of securities representing 33% or more of the Voting Stock; or

                                                                                                                           (D)          Concord files a report or proxy statement with the Securities and Exchange Commission pursuant to the 1934 Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of Concord has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction.

provided, however, that notwithstanding the foregoing provisions of this Section 2, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement solely because (i) Concord, (ii) an entity in which Concord directly or indirectly beneficially owns 50% or more of the voting securities, (iii) any Concord sponsored employee stock ownership plan or any other employee benefit plan of Concord, or (iv) any corporation or legal person approved by the Board of Directors prior to the occurrence of the event that, absent such approval by the Board of Directors, would have constituted a Change in Control, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the 1934 Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 33% or otherwise, or because Concord reports that a change in control of Concord has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

                (e)           Notwithstanding anything to the contrary in this Agreement, if the Employee is a Disqualified Individual (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) and if any portion of any acceleration of vesting, payment or transfer of property under this Agreement would be an Excess Parachute Payment (as defined in Section 280G of the Code) but for the application of this sentence, then the amount of such acceleration, payment or transfer otherwise payable to the Employee pursuant to this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of such payment, as so reduced, constitutes an Excess Parachute Payment; provided, however, that no reduction shall be made if the net economic effect would be disadvantageous to the Employee, taking into account all the facts and circumstances including any tax savings resulting from the reduction.

                3.             Termination.  (a) Concord may, immediately and unilaterally, terminate the Employee’s employment hereunder for “Cause” at any time.  As used in this Agreement, the term “Cause” shall mean:

                                                                                                                           (i)            the Employee’s willful and substantial misconduct with respect to the business and affairs of Concord, or any subsidiary or affiliate thereof;

                                                                                                                           (ii)           the Employee’s gross neglect of duties, dishonesty, deliberate disregard of any material rule or policy of Concord or the commission by the Employee of any other action with the intent to injure Concord, or any subsidiary or affiliate thereof;

                                                                                                                           (iii)          the Employee’s commission of an act involving embezzlement or fraud or commission of a felony; or

                                                                                                                           (iv)          the commission of an act which induces any customer of Concord to breach a contract or purchase order with Concord, or any subsidiary or affiliate thereof.

                In the event of a termination for “Cause” as described herein, the Employee shall not be entitled to severance or other termination benefits, including, without limitation, the benefits described in Sections 1 and 2 herein.

                (b)           The Employee’s employment shall automatically terminate upon his/her death and may be terminated by Concord due to his/her disability.  If the Employee dies or his/her employment is terminated due to disability during the Term, then Employee shall be eligible for such benefits as shall apply to employees of Concord generally under such circumstances at the time of such termination.

                As used in this Agreement, the term “disability” shall mean the occurrence of a mental or physical condition which renders the Employee incapable of performing his/her duties for a total of six consecutive months.

                (c)           The Employee understands that, prior to any Change in Control, Concord may terminate the Employee with or without “Cause” at any time.  Following any Change in Control, Concord may also terminate the Employee with or without “Cause” at any time subject to the Employee’s rights and Concord’s obligations specified in this Agreement.

                4.             No Obligation of Employment.  Employee understands that the employment relationship between Employee and Concord will be “at will” and that Concord may terminate such relationship with or without Cause or for any reason or no reason.

                5.             Noncompetition Agreement.  Employee shall execute concurrently herewith the form of Noncompetition Agreement attached hereto as Exhibit A.

                6.             Consent and Waiver by Third Parties.  The Employee hereby represents and warrants that he/she has obtained all waivers and/or consents from third parties which are necessary to enable him/her to execute and perform this Agreement without being in conflict with any other agreement, obligation or understanding with any such third party.

                7.             Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts and this Agreement shall be deemed to be performable in Massachusetts.

                8.             Severability.  In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed to the maximum extent permitted by law.

                9.             Waivers and Modifications.  This Agreement may be modified, and the rights, remedies and obligations contained in any provision hereof may be waived, only in accordance with this Section 9.  No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement.  This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

                10.           Assignment.  The Employee may not assign any of his/her rights or delegate any of his/her duties or obligations under this Agreement.  The rights and obligations of Concord under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of Concord.

                11.           Entire Agreement.  This Agreement, the Noncompetition Agreement attached hereto, the restricted stock agreement and the offer of employment letter between the Employee and Concord constitute the entire understanding of the parties relating to the subject matter hereof and supersede and cancel all agreements, written or oral, made prior to the date hereof between the

Employee and Concord, its parents, subsidiaries, predecessors, agents, employees, officers, successors and assigns relating to the subject matter hereof, including, but not limited to, the October 1, 2002 Employment Agreement (the “Aprisma Employment Agreement”) and the August 16, 2004 Memo Agreement between the Employee and Aprisma Management Technologies, Inc.; provided, however, that the Employee’s existing Equity Grant  agreements, as modified hereby and Section 4 of the Aprisma Employment Agreement, shall remain in full force and effect.

                12.           Notices.  All notices hereunder shall be in writing and shall be delivered in person or mailed by certified or registered mail, return receipt requested, addressed as follows:

If to Concord, to:	Concord Communications, Inc.
600 Nickerson Road
Marlboro, MA 01752
Attention: John A. Blaeser

With a copy to:
Concord Communications, Inc.
600 Nickerson Road
Marlboro, MA 01752
Attention: General Counsel

                If to the Employee, at the Employee’s address set forth on the signature page hereto.

                13.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                14.           Section Headings.  The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.

                15.           Term.  The term of this Agreement (the “Term”) shall commence upon the date hereof and terminate upon the earlier of (i) twenty-four (24) months following any Change in Control of Concord, (ii) the date prior to any Change in Control of Concord that the Employee for any reason ceases to be an employee of Concord and (iii) the date following any Change in Control of Concord that the Employee is terminated for Cause or voluntary terminates his employment (other than for Good Reason).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CONCORD COMMUNICATIONS, INC.

By:	/s/ John A. Blaeser
Name: John A. Blaeser
Title: President

EMPLOYEE

/s/ Michael A. Fabiaschi
Name: Michael A. Fabiaschi
Address: 273 Corporate Drive
Portsmouth, NH 03801

EMPLOYEE NONCOMPETITION AGREEMENT

                In consideration and as a condition of my continued employment, I hereby agree with Concord Communications, Inc. (“Concord”) as follows:

                1.             During the period of my employment by Concord (the “Employment Period”), I will devote my full working time and best efforts to the business of Concord.  Further, (i) for as long as I am an employee of Concord and (ii) for the period beginning as of the date of the occurrence of a Change in Control through and including the date to occur which is six months following the date upon which I am no longer an employee of Concord, I agree that I will not, directly or indirectly, alone or as a partner, officer, director, employee or stockholder of any entity (except that I may own not more than 1% of the outstanding shares of any publicly-traded company), engage in any business activity which is in competition with the products or services being developed, manufactured or sold by Concord.  The provisions of clause (ii) of the preceding sentence shall (A) apply only if following a Change in Control my employment with Concord shall have been terminated (1) without cause or for cause pursuant to Section 2 of my Management Change in Control Agreement of even date herewith or (2) for “Good Reason” (as that term is defined in my Management Change in Control Agreement) and (B) not apply if I shall have voluntarily terminated my employment with Concord.  The period following the termination of my employment during which the restrictions described above shall apply (the “Post-employment Period”) shall be extended by the length of any period of time during the Post-employment Period during which I am in violation of this paragraph.  Nothing contained herein shall exclude me from participating in civic, charitable, religious or non-profit activities so long as such activities do not interfere with the performance of my duties to Concord.

                2.             I agree that any breach of this Agreement by me will cause irreparable damage to Concord and that in the event of such breach Concord shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder.  I further agree and acknowledge that the post-employment non-competition provision set forth in Paragraph 1 hereof, and the remedies set forth in this paragraph, are necessary and reasonable to protect the business of Concord.

                3.             I understand that this Agreement does not create an obligation on Concord or any other person or entity to continue my employment.

                4.             No claim of mine against Concord shall serve as a defense against Concord’s enforcement of any provision of this Agreement.

                5.             I hereby represent that I am not a party to, or bound by the terms of, any agreement with any previous employer, other than Concord, or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with Concord or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, which would prevent me from performing services to or for Concord in any material way.  I further represent that my performance of all the terms of this Agreement and as an employee of Concord does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with Concord, and I will not disclose to Concord or induce Concord to use any confidential or proprietary information or material belonging to any previous employer or others.  I have not entered into, and I agree I will not enter into, any agreement, either written or oral, in conflict with the terms of this Agreement.

                6.             Any waiver by Concord of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

                7.             I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

                8.             My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination.

                9.             The term “Concord” as used herein shall also include Concord’s subsidiaries, subdivisions or affiliates.  Concord shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

                10.           This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts.  Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be governed by the laws of the Commonwealth of Massachusetts and shall be commenced and maintained in any state or federal court located in Massachusetts, and both parties hereby submit to the jurisdiction and venue of any such court.

                11.           Capitalized terms used herein and not otherwise defined shall have the meanings provided in the Management Change in Control Agreement of even date herewith.

                IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the 9th day of March, 2005.

/s/ Michael A. Fabiaschi
Name: Michael A. Fabiaschi